CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Praxair, Inc. and Subsidiaries
EXHIBIT 23.01

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-48480, 33-93444, 333-304, 333-18141, 333-40003, 333-57386 and 333-102020) and in the Registration Statements on Form S-8 (No. 333-124618, 33-48479, 33-48478, 33-87274, 33-92868, 33-18111, 333-18113, 333-33801, 333-64608, 333-81248, 333-97191, 333-115191 and 333-115192) of Praxair, Inc. of our report dated February 28, 2006 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.
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/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Stamford, Connecticut
March 1, 2006